Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2017, relating to the financial statements of Syndax Pharmaceuticals, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Syndax Pharmaceuticals, Inc. and its subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 25, 2017